Exhibit 99.1
May 16, 2013

Santeon Files First Quarter 2013 10-Q
and Reports Strong Financial Results

•	First Quarter 2013 Revenue of $1.2 million increased 56% over prior year quarter
•	First Quarter 2013 Gross Profit of $592K increased 112% over prior year quarter
•	Gross Profit margin improved 130 b.p. from 36% in Q1 2012 to 49% in Q1 2013
•	Fourth consecutive quarter of net income profitability
•	First Quarter 2013 Earnings Per Share of $0.04 vs. ($0.06) in the prior year quarter
•	Increased cash position over year-end 2012

RESTON, VA - Santeon Group Inc. (OTC: SANT, “Santeon” or “the Company”) today filed its first quarter 2013 financial results on SEC Form 10-Q and reported strong financial results for the period ending March 31, 2013.

“We are pleased with the first quarter 2013 financial and operating performance. During the quarter we worked on strengthening and broadening the customer base as well as diversifying the mix of revenue between Agile consulting, software development and outsourcing and eBenefits Network,” commented Dr. Ashraf Rofail, Chairman and Chief Executive Officer of Santeon Group Inc. “While revenue in the first quarter 2013 was lower than the previous quarter, it was not unexpected. We remain committed to our plan of growing revenue at an aggressive trajectory, ensuring profitability and expanding our business offerings into new markets. 2013 is shaping up to be another strong year for Santeon as we see significant and steady growth in each line of business and a strong foundation develops to grow the business and enhance shareholder value,” concluded Dr. Rofail.

First Quarter 2013 Financial and Operational Highlights:

Mark Guirgis, Executive Vice President and Chief Financial Officer commented on the first quarter 2013 results, “First quarter revenue of $1.2 million was lower than the fourth quarter 2012 at $1.4 million due to seasonality and fewer working days in January and February. Nevertheless, we are very happy with the overall financial and operational performance of the business. We continued to grow revenue from existing customers and began to bill revenue from new customers. All three lines of business: Agile training, coaching and consulting, software development and eBenefits Network (“eBN”) grew revenue over the prior year quarter. This is an impressive achievement despite the continuing difficult business climate.

The Company reported positive EBITDA (defined as Net Income plus settlement expenses and depreciation and amortization expense) in the first quarter 2013 of $85 thousand vs. negative EBITDA of $42 thousand in the prior year quarter. A reconciliation of net income to EBITDA is included below.  In addition, we posted net income of $50 thousand and positive earnings per share (“EPS”) of $0.04 for the quarter ending March 31, 2013. The positive net income marks our fourth consecutive quarter of positive earnings. Included in the EBITDA, net income and EPS was a non-cash stock-based compensation charge of $16 thousand related to the issuance of stock options to employees during the quarter. We anticipate that a similar charge will be taken in the quarterly results going forward depending on performance of the Company’s stock price and the number of options outstanding.

In addition to the strong year-over-year revenue, EBITDA and net income growth, there are many other aspects of the financial and operational performance to take note of, specifically:

•	Produced $57K of net cash from operating activities vs. $22K in the prior year quarter;
•	Improved the Company’s working capital position by nearly $90K from negative $222K as of March 31, 2012 to negative $133K as of March 31, 2013;
•	Continued to strengthen the Company’s financial position by reducing debt through internally-generated cash;
•	Reported positive total stockholders’ equity of $63K at March 31, 2013; and
•	Added 3 additional revenue-generating personnel to the Agile training and consulting practice to serve existing demand in both the commercial and government markets.

“As I mentioned last quarter, the Company’s most significant challenge will be finding qualified staff to meet existing and new customer demand. Thus far, we have managed to do so through operating cash flows. As the year progresses, it may be necessary for the Company to seek external sources of funding to meet growth-related working capital needs. The Company will explore all options to secure such external funding on terms that are most attractive to the Company,” concluded Mr. Guirgis.

Reconciliation of net income to EBITDA

	March 31, 2013	March 31, 2012

Net Income	$49,635	$(75,297)

Loss on disposal of asset	(56)	-
Depreciation and amortization	36,294	33,791

EBITDA	$85,873	$(41,506)

About Santeon Group Inc.
Santeon Group Inc. is a technology company headquartered in Northern Virginia with offices in Reston, VA, Tampa, FL and Cairo, Egypt. Santeon offers products and services in Agile training and transformation, software development, healthcare and media. Santeon's goal is to serve emerging markets by providing technically superior products and solutions while reducing the cost of ownership and deployment of these solutions through a strong channel partner and distribution model. For more information please visit our web site at http://www.santeon.com.

Safe Harbor Statement:
The preceding press release may include statements that include, among others, forward-looking statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “target”, “goal” and similar expressions are intended to identify forward-looking statements.  All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in the forward-looking statements. Our ability to achieve our financial objectives or improve the company’s stock price could be adversely affected by many factors, including, without limitation, the following factors:  The strength of the United States economy, changes in the securities markets legislative or regulatory changes, the loss of key personnel, technological changes, changes in customer habits, our ability to manage these and other risks, and our ability to deliver products and services on time.  However, other factors besides those listed above could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. These forward-looking statements are not guarantees of future performance, but reflect the present expectations of future events by our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Any forward-looking statements made by us speak only as of the date they are made. For additional information about Santeon’s business and financial results, refer to Santeon’s Annual Report on Form 10-K that may be found at sec.gov or on http://santeon.com/Sec_Filings.html.  Santeon undertakes no obligation to update any forward-looking statements that may be made from time to time by the company, except as may be required by applicable law, whether as a result of new information, future events or otherwise.

Contact:
Mark Guirgis
Santeon Group Inc.
703-970-9200
markguirgis@santeon.com